Exhibit 99.1

DATE:	October 8, 2008

CONTACT:	Alan W. Dakey
President & CEO
Mid Penn Bancorp, Inc.
349 Union Street
Millersburg, PA 17061
(717) 692-2133

MID PENN BANCORP, INC.

TO SWITCH TO THE NASDAQ STOCK MARKET

(Millersburg, PA) – Mid Penn Bancorp, Inc. (AMEX: MPB), parent company of Mid Penn Bank, previously announced its decision to switch the listing of its common stock from the American Stock Exchange to The NASDAQ Stock Market LLC®. Mid Penn Bancorp, Inc. has now received approval on its application for listing on NASDAQ. It is anticipated the change will occur on or about October 21, 2008. Mid Penn Bancorp, Inc. will continue to trade under the MPB symbol.

“This decision was reached after careful consideration by our Board,” said Alan W. Dakey, President and Chief Executive Officer of Mid Penn Bancorp, Inc. “We believe NASDAQ will provide our company with enhanced exposure and liquidity, while at the same time provide investors with the best prices, the fastest execution, and lowest cost per trade. As the world’s largest electronic stock market, NASDAQ promotes innovation and attracts leading growth companies from a diverse group of market sectors. We are proud to be a part of The NASDAQ Stock Market.”

Mid Penn Bank, celebrating its 140th anniversary this year, has been an independently owned community bank since 1868 and is committed to remaining a progressive, independent community bank offering a full line of business, personal and trust services. Mid Penn Bancorp, through its subsidiary Mid Penn Bank, operates 15 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties and has assets of approximately $552 million. For more information, visit www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning the corporation.

NASDAQ® is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, its systems trade more shares per day than any other U.S. market. NASDAQ is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. For more information about NASDAQ, visit the NASDAQ website at http://www.nasdaq.com.

This press release contains “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Mid Penn’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Mid Penn undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise.